Exhibit 99.1
Spirit AeroSystems Increases Revolving
Credit Facility to $650 million
Wichita, Kan., March 19, 2008 — Spirit AeroSystems, Inc. [NYSE: SPR] announced today the completion of an amendment to its existing credit agreements to increase the Company’s $400 million revolving credit facility to $650 million. The transaction enhances the company’s financial flexibility as it continues to invest in product development and win new business across the aerospace industry. The maturity date and interest cost of the credit facility remains unchanged.
“We are pleased with the terms of our increased credit facility, which reflect the lending community’s confidence in Spirit and the company’s solid financial position,” said Rick Schmidt, Spirit’s Chief Financial Officer. “This accomplishment provides additional liquidity as we execute our core businesses and implement our growth and diversification strategy.”
Spirit AeroSystems will file a report on Form 8-K with the Securities and Exchange Commission that will describe the amendment in greater detail and a copy of the amendment will be filed as an exhibit to the Form 8-K.
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About Spirit AeroSystems Inc
Based in Wichita, Kan., Spirit AeroSystems is the world’s largest independent supplier of large component parts and assemblies for commercial aircraft. The company does work in military and general aviation, as well as aftermarket customer support. In addition to its Kansas facility, Spirit has operations in Tulsa and McAlester, Okla., Prestwick, Scotland, and Samlesbury, England.
This press release contains forward-looking statements concerning future business opportunities. Actual results may vary materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in government procurement practices or in the number of aircraft to be built; challenges in the design, development, production and support of advanced technologies; as well as other risks and uncertainties, including but not limited to those detailed in Spirit AeroSystems Holdings, Inc. Securities and Exchange Commission filings.
On the web: www.spiritaero.com
Contact:
Phil Anderson, Investor Relations, 316-523-1797
Sam Marnick, Corporate Communications, 316-526-3153